FOR RELEASE 4:00 p.m. January 22, 2004	EXHIBIT 99

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION POSTS RECORD EARNINGS

FOR SEVENTH CONSECUTIVE YEAR

ROANOKE, VIRGINIA. January 22, 2004 — Roanoke-based Valley Financial Corporation (VYFC) announced today its consolidated financial results, including the highest yearly net income in its history. Net income for 2003 was $2,600,000 compared with $2,259,000 for 2002, an increase of 15%. Fully diluted earnings per share were $1.33 in 2003 versus $1.19 in 2002. Return on average total assets was 0.93% for 2003 against 1.02% in 2002. Return on average total equity was 12.89% in 2003 and also 12.89% in 2002.

At December 31, 2003 Valley Financial’s total assets were $309,009,000, total deposits were $223,022,000, total loans stood at $222,603,000 and total shareholders’ equity was $21,562,000. Compared with December 31, 2002 the Company experienced increases of $60,163,000 or 24% in total assets, $40,779,000 or 22% in total deposits and $36,942,000 or 20% in total loans over the twelve-month period. With total capital representing over 10% of risk-adjusted total assets, the Company meets the regulatory minimum to be considered “well capitalized.”

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “2003 was yet another year of rapid growth and expanding market share. We continue to grow deposits at a rate of

Press Release

Valley Financial Corporation

January 22, 2004

seven to ten times the rate of expansion in the local deposit market, and we now have passed 5% market share in the Roanoke MSA. Last year was a challenging operating environment – with the lingering effects of the recent recession not over, and margin pressure resulting from interest rates lingering at four-decade lows – but we are proud to report earnings for the year at a record level, and a double-digit increase from the prior year. We also were successful in completing construction of our seventh banking office, located next to Lewis-Gale Hospital, which had a ‘soft’ opening in early December and its formal Grand Opening last week.”

For the three months ended December 31, 2003 Valley Financial reported net income of $557,000 compared with $692,000 for the same three months of 2002. Fully diluted earnings per share were $.28 in 2003’s fourth quarter versus $.36 in 2002. Results for the fourth quarter of 2003 were adversely affected by $374,000 in special provisions to the loan loss reserve having to do with two commercial loans.

Gutshall additionally said “We were disappointed to see deterioration in two particular commercial credits in the fourth quarter, deterioration that made it prudent to establish special reserves against those loans. Both credits are related to the construction industry, a segment of the economy still recovering from recession and hit hard by last year’s protracted wet weather. We believe we are 100% reserved against loss with these credits, and remain confident in the overall strength and integrity of the loan portfolio. Our asset quality ratios still compare quite favorably to peers, as they have done ever since Valley Bank opened almost nine years ago. As of December 31, 2003 non-performing assets, including loans past due more than ninety days, were only 0.40% of total assets.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main

Press Release

Valley Financial Corporation

January 22, 2004

Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. The bank’s Internet site at www.myvalleybank.com is available for online banking and corporate information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers. The stock, which went public at a split-adjusted price of $6.35 per share in 1995, traded at an all-time high of $26.75 on January 20, 2004.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

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Press Release

Valley Financial Corporation

January 22, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31 2003	December 31 2002
Total assets	$309,009	$248,846
Total loans	222,603	185,661
Investments	66,195	42,405
Deposits	223,022	182,243
Borrowed funds	63,283	45,864
Shareholders’ equity	21,562	19,024
Non-performing assets to total assets	0.40%	0.24%
Loans past due more than 90 days to total loans	0.00%	0.21%
Allowance for loan losses to net loans	1.17%	1.10%
Book value per share, exclusive of accumulated other comprehensive income (loss)	11.66	10.24

Press Release

Valley Financial Corporation

January 22, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Year Ended December 31
	2003	2002	2003	2002
Interest income	3,938	3,610	15,215	13,742
Interest expense	1,485	1,432	5,750	5,468
Net interest income	2,453	2,178	9,465	8,274
Provision for loan losses	495	94	966	610
Net interest income after provision for loan losses	1,958	2,084	8,499	7,664
Noninterest income	307	283	1,317	837
Noninterest expense	1,535	1,435	6,445	5,371
Net income before taxes	730	932	3,371	3,130
Provision for income taxes	173	240	771	871
Net income	$557	$692	$2,600	$2,259
Basic net income per share*	$0.30	$0.38	$1.42	$1.24
Diluted net income per share*	$0.28	$0.36	$1.33	$1.19
Return on average total assets	0.73%	1.13%	0.93%	1.02%
Return on average total equity	10.42%	14.91%	12.89%	12.89%
Yield on earning assets (TEY)	5.65%	6.38%	5.94%	6.70%
Cost of funds	2.10%	2.56%	2.22%	2.70%
Net interest margin	3.56%	3.89%	3.74%	4.07%
Overhead efficiency ratio	52.28%	56.92%	54.85%	57.77%

*	Adjusted as necessary to reflect the 3-for-2 stock split effective May 30, 2002